Exhibit 10.3

Conversion Standstill Agreement

This Conversion Standstill Agreement (this “Agreement”) is entered into as of May 15, 2026 (the “Effective Date”), by and between Zoomcar Holdings, Inc., a Delaware corporation (the “Company”), and Labrys Fund II, L.P., a Delaware limited partnership (the “Holder”). The Company and the Holder are each a “Party” and, collectively, the “Parties”.

Recitals

A. The Holder is the holder of that certain promissory note issued by the Company, dated as of August 19, 2025, in the original principal amount of $180,000 (as amended, restated, supplemented, extended, or otherwise modified from time to time, the “Note”), which Note is convertible into shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), as provided in the Note.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Conversion Standstill. During the period beginning on the Effective Date and continuing through and including September 29, 2026 (the “Standstill Period”), the Holder shall not effectuate any notice of conversion under the Note (a “Conversion Notice”). The Company may at any time during the Standstill Period, at the Company’s discretion, give irrevocable written notice to the Holder, to permit the Holder to voluntarily effectuate the conversion(s) of any amounts under the Note pursuant to the terms of the Note (each an “Optional Conversion”). For the avoidance of doubt, the Holder shall not be required to effectuate such Optional Conversion(s)

2. Extension Premium. In consideration of the Holder’s covenants and agreements set forth herein and the extension of the maturity date of the Note as provided in Section 3 of this Agreement, the Company shall pay to the Holder a one-time, non-refundable cash premium payment in the aggregate amount of $45,000 (the “Extension Premium”), payable by wire transfer of immediately available funds to an account designated in writing by the Holder, on or before May 31, 2026 (the “Extension Payment Deadline”). The Extension Premium constitutes a premium payment in consideration of the extension granted hereunder and shall not be applied against, or reduce in any respect, the outstanding principal balance of, or accrued interest on, the Note. The Extension Premium is payable solely in cash and shall be in addition to, and not in lieu of, any principal, accrued interest, or other amounts owing under the Note. For the avoidance of doubt, the Extension Premium payment shall not reduce any of the amounts owed under the Note. Notwithstanding anything in this Agreement to the contrary, if the Company fails to pay the Extension Premium to the Holder on or before the Extension Payment Deadline, then this Agreement shall be null and void and of no further force or effect.

3. Extension of Maturity Date. Effective as of the Effective Date, the maturity date of the Note is hereby extended to September 30, 2026, and any reference in the Note to the “Maturity Date” shall be deemed to refer to September 30, 2026. Additionally, the Company shall no longer be required to make any Amortization Payment (as defined in the Note) (each an “Amortization Paymen”) under the Note.

4. Note Remains in Full Force and Effect. Except as expressly modified by this Agreement, the Note shall remain in full force and effect in accordance with its terms. Without limiting the generality of the foregoing, (a) interest shall continue to accrue on the outstanding principal balance of the Note in accordance with its terms during the Standstill Period; (b) all scheduled principal and interest payments due under the Note (other than the Amortization Payments originally due prior to September 30, 2026, which are eliminated as provided in Section 3 of this Agreement) shall continue to be paid in cash in accordance with the terms of the Note; and (c) all other rights and remedies of the Holder under the Note (other than the right to convert as set forth in Section 1 of this Agreement) are expressly preserved. For the avoidance of doubt, nothing herein shall constitute a waiver of any default or event of default under the Note existing as of the Effective Date.

5. Early Termination of Standstill. The Standstill Period shall terminate automatically, and the restrictions set forth in Section 1 shall cease to apply, upon the earliest to occur of (a) September 30, 2026; (b) the Company’s failure to pay the Extension Premium in accordance with Section 2 of this Agreement; (c) the commencement by or against the Company of any case or proceeding under any bankruptcy, insolvency, or similar law; and (d) the written agreement of the Parties.

6. Representations and Warranties of the Holder. The Holder represents and warrants to the Company that: (a) the Holder has full power and authority to enter into and perform this Agreement; (b) this Agreement has been duly executed and delivered by the Holder and constitutes the legal, valid, and binding obligation of the Holder, enforceable against the Holder in accordance with its terms; (c) the Holder is the sole legal and beneficial owner of the Note, free and clear of any liens, encumbrances, or other adverse claims, except restrictions under applicable securities laws, and has not assigned, transferred, pledged, hypothecated, or otherwise disposed of any portion of the Note or any rights thereunder; and (d) the Holder has not delivered any Conversion Notice that remains outstanding or unprocessed as of the Effective Date.

7. Representations and Warranties of the Company. The Company represents and warrants to the Holder that: (a) the Company has full corporate power and authority to enter into and perform this Agreement; and (b) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.

8. Miscellaneous. (a) Governing Law; Forum. Section 4.6 of the Note shall apply to this Agreement. (b) Entire Agreement; Amendment. This Agreement, together with the Note, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written. This Agreement may be amended or modified only by a written instrument signed by both Parties. (c) Counterparts; Electronic Signatures. This Agreement may be executed in counterparts (including by facsimile or electronic transmission, including .pdf or DocuSign), each of which shall be deemed an original and all of which together shall constitute one and the same instrument. (d) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties any legal or equitable right, benefit, or remedy of any nature whatsoever. (e) Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue in full force and effect. (f) No Waiver. The execution and delivery of this Agreement shall not constitute a waiver of any default or event of default under the Note existing as of the Effective Date, except to the extent expressly provided herein.

[signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:		HOLDER:

ZOOMCAR HOLDINGS, INC.		LABRYS FUND II, L.P.

By:	/s/ Sachin Gupta	By: Labrys II GP, LLC, its General Partner
Name:	Sachin Gupta
Title:	Chief Financial Officer	By:	/s/ Thomas Silverman
		Name:	Thomas Silverman
		Title:	Authorized Signatory

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